EXHIBIT 23

                    INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-72746 and 333-2262) and in the Registration Statements on Form S-3 (Nos. 333-2656 and 333-12545) of Nine West Group Inc. of our reports dated March 17, 1998, except for the sixth paragraph of Note 3 dated April 1, 1998 and the third paragraph of Note 21 dated April 14, 1998, appearing in the Annual Report on Form 10-K of Nine West Group Inc. and subsidiaries for the fiscal year ended January 31, 1998.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Stamford, Connecticut
April 30, 1998